Exhibit 3

Written Plan for Trading of Securities

Issuer Name:	Dynavax Technologies Corporation

Client(s) Name:	Symphony Capital Partners, L.P. (“SCP”) and Symphony Strategic Partners, LLC (“SSP”)

IR’s Name:	Mark Leyton

Barclays Account Number(s):	SCP: 832-93895 SSP: 832-93893

Signature Date of Plan:	October 2, 2012

First Trade Date Under the Plan: (no earlier than 14 days following the signature date)	October 16, 2012

Termination Date of Plan:	September 30, 2013

1.                                       This form constitutes a written plan (the “Plan”) for the trading of securities by the client for the purpose of satisfying the affirmative defense set forth in Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”).  The undersigned (the “Client”) certifies that he or she is familiar with Rule 10b5-1 and has obtained such legal or other advice as the client deems appropriate regarding the Rule.

2.                                       The Client hereby authorizes Barclays Capital Inc. (“Barclays”) to execute the following transaction(s) on behalf of the Client in accordance with the following terms:

List the name of issuer (the “Issuer”) and security (the “Security”) subject to the Plan:

Dynavax Technologies Corporation, which trades under the symbol DVAX, on NASDAQ, the principal market or exchange for the Security (the “Exchange”)

Type of transaction(s):                      ☐  Purchase                             ☒  Sale

Aggregate amount of Security covered by the Plan (specified in terms of number of shares or other securities or a specified dollar value of securities (after deducting commissions)) (the “Aggregate Share Number” or “Aggregate Amount”, as applicable:

6,000,000 shares (allocated as follows:  SCP = 5,690,651 and SSP = 309,349)

Identify date or dates (each a”Trade Date”), no earlier than 14 days, following the Signature Date of the Plan (“Date of Plan”).  Specify the type of orders (specified in terms of market or limit orders); prices for limit orders; if multiple orders, specify amount of Security (specified in terms of number of shares or other securities or a specified dollar value of securities (after deducting commissions)) subject to each order (for each order, the “Trade Share Number” or “Trade Amount”) and if applicable, the times the orders specified are to be in force.   Unless otherwise specified by the Client, all orders shall be considered to be good-’til-cancelled (“GTC”) orders.  A GTC order is an order to buy or sell a security at a specific limit price that lasts until the order is completed or cancelled by a certain date indicated in the Plan.

[Input desired Plan instructions or “Exhibit C” for reader to refer to Exhibit C detailing desired Plan instructions]

The Client’s Plan consists of the following (check the applicable box or boxes):

☐      Exercise of Option(s); i.e., exercise vested options (“Options”) and concurrently sell the Security issued upon the exercise, using cash generated from the sale of the Security (or cash from some other source) to pay the Options exercise price.

☒     Long Sale of the Security; i.e., sell the Security currently owned by the Client.

Additional instructions:

3.                                       Additional Provisions:

(a)                                  The Client understands that for any sales effected under this Plan the actual Security sold must be registered under the Securities Act of 1933, as amended, (the “Securities Act”) or otherwise currently eligible for resale under Rule 144, Rule 145 or other safe harbor or exemption under the Securities Act (securities eligible for resale under Rule 144, Rule 145 or other safe harbor or exemption under the Securities Act hereinafter referred to as “Restricted Securities”).  Furthermore, if the Plan covers sales, the Client represents that any Security to be sold under the Plan is owned free and clear by the Client and is not subject to any liens, claims, charges or other encumbrances or limitations (e.g., a lock-up agreement) on disposition and are: (check the applicable box(es) ):

☐            The Security the Client intends to sell under this Plan is subject to the resale restrictions under Rule 144 of the Securities Act;

☐            The Client acquired the Security in a transaction covered by Rule 145;

☐            The Client acquired the Security under Rule 701 and intends to sell the Security in accordance with Rule 701(g)(3); or

☒          Neither Rule 144, 145, nor 701 is applicable to the Client under this Plan.

☒          Prospectus dated:  April 2, 2010.

(b)                                 The Client shall provide to Barclays prior to the commencement of the execution of transactions under the Plan (i) a representation letter from the Issuer substantially in the form attached as Exhibit A and (ii) if Restricted Securities are to be sold under the Plan, a representation letter substantially in the form attached as Exhibit B, as applicable, in which case the Client shall comply with the provisions of such letter.  The Client acknowledges that it is a condition precedent to Barclays’ acceptance of this Plan that the Issuer executes the letter in the form of Exhibit A.

(c)                                  The Client agrees to deposit in the Client’s account with Barclays or an affiliate (i) prior to the initial Trade Date, any and all of the Security to be sold pursuant to the Plan (or, if an Aggregate Amount is specified, the Client’s good faith estimate of the quantity of the Security to be so sold) and (ii) prior to the relevant Trade Date, any cash necessary to make purchases under the Plan.  The Client acknowledges and agrees that any failure to make such a deposit may result in all or part of the Plan not being executed or the Plan being terminated as determined by Barclays.

(d)                                 The Client directs Barclays to execute the orders specified in the Plan under ordinary principles of best execution.  Unless otherwise specified, Barclays will execute the Client’s order on a “Not Held” basis.  Not Held orders are market or limit orders that give the Barclays trader the right to use his or her discretion in the price and time of filling the order.

(e)                                  If any Trade Date is not an Exchange Business Day, such Trade Date shall be deemed to be the next succeeding Exchange Business Day, if any, during the term of the Plan.  An “Exchange Business Day” is any day that the Exchange is open for business and the Security trades regular-way thereon.

(f)                                    Any fractional number of the Security bought or sold pursuant to the Plan will be rounded down to the closest whole number.  The Aggregate Share Number, the Trade Share Number and the limit prices, if applicable, shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Security or any change in capitalization with respect to the Issuer that occurs during the term of the Plan.

(g)                                 The Plan shall terminate on the earliest to occur of (i) the close of business on September 30, 2013 (ii) the date on which all shares are sold or purchased, as applicable, pursuant to the Plan (iii)  the date on which Barclays receives notice of the death of the Client or the commencement of any proceedings in respect of or triggered by the Client’s bankruptcy or insolvency, (iv) the date that the Issuer or any other person publicly announces a tender or exchange offer with respect to the Security, (v) the date of public announcement of a merger, acquisition, reorganization, recapitalization or comparable transaction involving the Issuer, (vi) the date of public announcement of the voluntary or involuntary liquidation, bankruptcy, insolvency, or nationalization of, or any analogous proceeding affecting, the Issuer, and (vii) the first Exchange Business Day after the Client or Barclays notifies the other in writing that the Plan shall terminate.  With respect to the termination provision referenced in paragraph 3(g)(vii) herein, the Client shall be limited to one termination per plan and shall be subject to a 90 day cooling-off period (commencing on the date of termination) before effecting transactions in the Security pursuant to another plan.

(h)                                 The Client certifies that he or she is not in possession of any material non-public information with respect to the Issuer.  “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold securities of the Issuer.  The Client agrees not to communicate, directly or indirectly, any material non-public information relating to the Security or the Issuer to any employee of Barclays or its affiliates who is involved, directly or indirectly, in executing the Plan at any time while the Plan is in effect.

(i)                                     The Client certifies that the Plan does not violate or conflict with any law, regulation, employee trading plan of the Client’s employer (“Employee Plan”), insider trading policies of the Issuer of the Security (“Insider Plan”), or policy, contract, judgment, order, decree or undertaking applicable to the Client or to which the Client is a party.  The Client agrees to notify Barclays in writing if he or she becomes subject to a legal, regulatory, contractual or other restriction that would cause transactions pursuant to the Plan to violate or conflict with any such law, regulation, Employee Plan, Insider Plan, policy, contract, judgment, order, decree or undertaking.  The Client further certifies that any consents required to be obtained with respect to the Plan under any such law, regulation, Employee Plan, Insider Plan, policy, contract, judgment, order, decree or undertaking have been obtained and are in full force and effect and that the Client is in full compliance with any and all such conditions and has obtained any and all such consents.  The Client acknowledges that he or she is solely responsible for making any necessary disclosures under and otherwise complying with Rule 144 under the Securities Act, Sections 13 and 16 of the Exchange Act and other applicable law. The Client acknowledges that neither Barclays nor any of its affiliates has advised the Client with respect to any legal, regulatory, tax, accounting or economic consequences arising from the Plan or any transactions under the Plan.

(j)                                     The Client certifies that the Plan is being entered into in good faith and is not part of a plan or scheme to evade the prohibitions of Rule 10b5-1.  While the Plan is in effect, the Client agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the Security covered by the Plan and agrees not to alter (except as provided in paragraph (p) below) or deviate from, or attempt to exercise any influence over how, when or whether transactions are executed pursuant to, the terms of the Plan.  While the Plan is in effect, the Client further agrees to notify Barclays of any sale of the Security outside of the Plan if such sale, because of the volume limits of Rule 144, would preclude a sale that otherwise would be made pursuant to the Plan.  If the Client’s sales and whose sales must be aggregated with the Client, causes the volume to exceed, then any sales pursuant to the Plan shall be suspended until such time that volume restriction under Rule 144 are lifted.

(k)                                  The Client agrees to promptly notify Barclays should any securities covered under the Plan become subject to an underwriter(s) lock-up provisions.  With respect to any such lock-up provisions imposed regarding an initial public offering (“IPO”), trading under the Plan shall not commence until the lock-up provisions and any related extensions of the lock-up provisions have expired.  With respect to any such lock-up provisions imposed regarding a follow-on offering or secondary offering, the Client agrees to promptly notify Barclays in writing to, at his/her discretion, either: (i) terminate the Plan, (ii) suspend the Plan and if applicable, carry forward any trades until the expiration or termination of the lock-up provisions, whichever shall occur first,  or (iii) amend the Plan.  In the case of an amendment, the amended plan should reflect the new lock-up provisions imposed by the underwriter(s). Notwithstanding the foregoing, Barclays, in its sole discretion as an underwriter in any such follow-on or secondary offering, may extend such prohibition of trades under the Plan for an additional period.

(l)                                     The Client agrees to indemnify and hold harmless Barclays and its directors, officers, employees, agents and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or relating to the Plan.  This indemnification shall survive termination of the Plan.

(m)                               Notwithstanding any other provision hereof, Barclays shall not be liable to the Client for (i) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen or (ii) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions, terrorist activities or other causes commonly known as “acts of God”.

(n)                                 The Client acknowledges and agrees that the Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

(o)                                 Any notices or other communication required or permitted under the Plan shall be in writing, and delivered by, facsimile, e-mail certified or registered mail or by hand, unless otherwise specified in this Plan.  Notices shall be addressed as set forth below:

If to the Client:

Jeffrey S. Edelman

Partner

Symphony Capital LLC

875 Third Avenue, 3rd Floor

New York, NY 10022

Tel (212) 632-5404

Fax (212) 632-5401

jeff@symphonycapital.com

If to Barclays:

Mark Leyton

Managing Director

Barclays

200 Park Avenue, 4th Floor

New York, NY 10166

Tel (212)-526-1550

Fax (646) 758-5466

mark.leyton@barclays.com

If to Issuer:

Michael S. Ostrach

Vice President, Chief Business Officer and General Counsel

Dynavax Technologies Corporation

2929 Seventh Street, Suite 100

Berkeley, CA  94710-2753

Tel (510) 665-7257

Fax (510) 848-1376

E-mail: mostrach@dynavax.com

(p)                                 The Plan shall be governed by and construed in accordance with the laws of the State of New York and may be modified or amended only by a writing signed by the Client and Barclays.  Any modification or amendment by the Client further requires (i) all trading under this Plan shall cease upon the execution of any such amendment and resume on the effective date of the modified or amended Plan; (ii) the written consent of Barclays, which consent shall specify the effective date of the modified or amended Plan; (iii) a representation letter from the Issuer substantially in the form attached as Exhibit A; (iv) (1) a certificate signed by the Client certifying that the representations and warranties in this Plan are true and correct at and as of the date of such certificate as if made at and as of such date or (2) the execution of a new Plan, as determined by Barclays; and (v) if Restricted Securities are to be sold under the Plan, a representation letter substantially in the form attached as Exhibit B, in which case the Client shall comply with the provisions of such letter.  The Client acknowledges that terminations of, or modifications or amendments to, a trading plan may affect the Client’s ability to rely on Rule 10b5-1.  The Client may not assign the Client’s rights or obligations under the Plan without the written permission of Barclays and any such assignment without such permission shall be void.  The Plan shall be subject to the terms and conditions of the account opening documents (e.g., Client Agreement,) that the Client executed with Barclays and, in the event of any inconsistency, the account opening documents shall prevail.  Subject to the preceding sentence, the Plan constitutes the entire agreement between the Client and Barclays with respect to the Plan and supersedes any prior agreements or understandings with regard to the Plan.

(q)                                 If the Client is exercising Options, Barclays will notify the contacts (“Contacts”) below of the exercise of such Options. The Contacts will provide Barclays the calculations of payments to be made to satisfy the Client’s tax obligations.  Barclays will not be responsible for the calculation of such taxes or payments of such taxes to the applicable governmental tax authority.  On the settlement date of such Options transaction, Barclays will remit cash to the Issuer in the amount of the exercise strike price multiplied by the number of Options exercised (plus any tax withholding and fees due to Company.  On settlement date, the Contacts will alert the Issuer’s transfer agent to release the securities to Barclays (DTC# 0229) via DWAC.  If Options are being exercised pursuant to this Plan, the Client represents that the shares of stock underlying such Options are being issued pursuant to an effective registration statement on Form S-8 under the Securities Act.

Primary Contact Information:	Secondary Contact Information:

(r)                                    The Client represents that: (Check the applicable box)

☐                                    The Client is subject to the requirements of Section 16 of the Exchange Act.

☒                                  The Client is not subject to Section 16 of the Exchange Act.

The Client acknowledges that the Client is solely responsible for complying with any and all requirements under Section 16 of the Exchange Act in connection with this Plan, and, further, will be solely responsible if any transaction(s) in the Security under this Plan result in the Client being liable for short swing profits, as that term is defined in Section 16(b) of the Exchange Act.

(s)                                  The Client agrees to pay to Barclays $ N/A commission per security for any and all market transactions effected in the Security pursuant to this Plan as indicated in Section 2 herein.  Before issuing any proceeds to the Client that result from transactions effected under this Plan, Barclays will deduct its commission and applicable transaction fees from such proceeds. No other fees shall be payable to Barclays with respect to the establishment or operation of this Plan, or Barclays services hereunder.

(t)                                    Barclays will notify the following contacts via-email to provide the details of any trade(s) in the Security by the Client pursuant to the Plan following the execution of any such trade(s). Reasonable efforts will be made to transmit the information regarding trades under the Plan on the close of business on the day of the trade(s), but no later than the close of business on the first trading day following the trade(s):

Contact Name:  Jeffrey S. Edelman

Telephone:  (212) 632-5404

Facsimile:  (212) 632-5401

E-mail:  jeff@symphonycapital.com

Signature Page :

Date:	October 2, 2012

SYMPHONY CAPITAL PARTNERS, L.P.

By:	Symphony Capital GP, L.P.,
its general partner

By:	Symphony GP, LLC,
its general partner

By:	/s/ Harri V. Taranto
Name: Harri V. Taranto
Title: Managing Member

SYMPHONY STRATEGIC PARTNERS, LLC

By:	/s/ Harri V. Taranto
Name: Harri V. Taranto
Title: Managing Member

Balance of page left intentionally blank

Exhibit A — Issuer Representation Letter

1.                                       Dynavax Technologies Corporation (the “Issuer”) represents that it has approved the Written Plan for Trading of Securities (the “Plan”), dated October 2, 2012 (insert date), established by Symphony Capital Partners, L.P. (“SCP”) and Symphony Strategic Partners, LLC (“SSP”) (the “Client”) with Barclays Capital Inc. (“Barclays”) relating to the common shares of the Issuer (the “Securities”).

2.                                       The Issuer represents that (i) the Plan does not violate or conflict with the Issuer’s insider trading or other employee policies and procedures, (ii) to the best of the Issuer’s knowledge, there are no legal, regulatory, contractual or other restrictions applicable to the Client or the Client’s affiliates that would prohibit or limit the Client from either entering into the Plan or any transaction pursuant to the Plan and (iii) the Client has not entered into any other plan for trading with respect to Securities other than the Plan.

3.                                       If legended Securities are to be sold in compliance with Rule 144 or Rule 145 under the Securities Act of 1933 pursuant to the Plan, the Issuer hereby agrees to de-legend such Securities promptly after receiving a copy of the seller representation letter required by the Plan and Barclays customary broker’s representation letter.

4.                                       The Issuer acknowledges that Barclays has no liability or responsibility to the Issuer for ensuring that the Plan complies or continues to comply with the Issuer’s insider trading or other employee policies and procedures.

5.                                       If the Plan involves the exercise of stock options, Barclays may rely on the Contacts referenced in the Plan to verify entitlement to the options.

Dated:

Signed By:

Print Name:

Print Title:

Exhibit B — Seller’s Representation Letter

10b5-1 Rule 144 Seller’s Representation (for 10b5-1 Plans)

Issuer’s Name

Quantity of Securities To Be Sold	Class (e.g., common, preferred)

In reliance on Rule 144 under the Securities Act of 1933, I propose to sell, pursuant to a Written Plan for Trading of Securities, dated                                        (the “Plan”) the above described securities of the above mentioned issuer (“Issuer”) either through you as a broker or to you.

I represent, warrant, and agree that I am (check as applicable):

A.              A Rule 144 defined “affiliate” of the Issuer (i.e., a person or entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Issuer) or was, at any time during the 90 days immediately before the proposed sale, a Rule 144 defined “affiliate.”

(i)            If the Issuer is a “Reporting Issuer,”(1) I do not know or have any reason to believe that the Issuer is not current in its reports to the SEC as required by Rule 144(c)(1) (i.e., I understand that the Issuer has filed the reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 for a period of at least 90 days immediately preceding the date of the proposed sale and, in addition, has filed the most recent annual report required to be filed thereunder).

Also, if the securities are also “restricted” (i.e., securities originally acquired directly or indirectly from the Issuer, or from an affiliate of the Issuer, in a transaction not involving a public offering), they were acquired and fully paid by me more than six months ago.  If these restricted securities were a gift to me, I represent that they were acquired by the donor more than six months ago.  If these restricted securities were purchased privately by me from a “non-affiliate” of the Issuer, I represent that they were acquired by the non-affiliate seller more than six months ago.

(ii)            If the Issuer is a “Non-Reporting Issuer,” I understand that there is current public information available about the Issuer to satisfy the requirements in Rule 144(c)(2).

Also, if the securities are also “restricted” (i.e., securities originally acquired directly or indirectly from the Issuer, or from an affiliate of the Issuer, in a transaction not involving a public offering), they were acquired and fully paid by me more than one year ago.  If these restricted securities were a gift to me, I represent that they were acquired by the donor more than one year ago.  If these restricted securities were purchased privately by me from a “non-affiliate” of the Issuer, I represent that they were acquired by the non-affiliate seller more than one year ago.

B.               Not a Rule 144 defined “affiliate” of the Issuer and have not been an affiliate at any time during the 90 days immediately before the proposed sale.  I am proposing to sell “restricted securities,” (i.e., securities originally acquired directly or indirectly from the Issuer, or from an affiliate of the Issuer, in a transaction not involving a public offering).

(i)           If the Issuer is a “Reporting Issuer,” the securities were acquired and fully paid by me more than one year ago.  If these restricted securities were a gift to me, I represent that they were acquired by the donor more than one year ago.  If these restricted securities were purchased privately by me from a “non-affiliate” of the Issuer, I represent that they were acquired by the non-affiliate seller more than one year ago.

(ii)           If the Issuer is a “Reporting Issuer,” the securities were acquired and fully paid by me more than six months ago.  If these restricted securities were a gift to me, I represent that they were acquired by the donor more than six months ago.  If these restricted securities were purchased privately by me from a “non-affiliate” of the Issuer, I represent that they were acquired by the non-affiliate seller more than six months ago.   Also, I do not know or have any reason to believe that the Issuer is not current in its reports to the SEC as required by Rule 144(c)(1) (i.e., I understand that the Issuer has filed the reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 for a period of at least 90 days immediately preceding the date of the proposed sale and, in addition, has filed the most recent annual report required to be filed thereunder).

(1)           An Issuer is a “Reporting Issuer” if it is subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934 and has been subject to these requirements for a period of at least 90 days immediately before the sale.  Also, the Issuer must have more than nominal operations or more than nominal non-cash assets (as described in Rule 144(i)) in order for a seller to rely on Rule 144’s resale provisions.

(iii)           If the Issuer is a “Non-Reporting Issuer,” the securities were acquired and fully paid by me more than one year ago.  If these restricted securities were a gift to me, I represent that they were acquired by the donor more than one year ago.  If these restricted securities were purchased privately by me from a “non-affiliate” of the Issuer, I represent that they were acquired by the non-affiliate seller more than one year ago.

I am not acting in concert with any other person in selling these securities.  Nor am I engaged in a plan with anyone else to dispose of these securities.

The Issuer currently is not, and has not been at any time, a “shell company” (i.e., a company with no or nominal operations and no or nominal non-cash assets), such that Rule 144’s resale provisions would not be available under Rule 144(i).  [If the Issuer is or was a shell company, I represent that: (a) the Issuer is or was a “business combination related shell company” (as that term is defined in Rule 405 under the Securities Act of 1933) or an “asset-backed issuer” (as that term is defined in Item 1101(b) of Regulation AB); or (b) the Issuer is no longer a shell company, the Issuer has complied with the disclosure and “Form 10 information” filing requirements in Rule 144(c)(2), and more than one year has elapsed from the date the Issuer filed the Form 10 information with the SEC.]

I represent that the sale of these securities is not subject to any contractual limitation and that the securities I propose to sell are not subject to any restriction on resale or any pledge, lien, mortgage, adverse claim, security interest, charge, option or other encumbrance whatsoever, other than the resale restrictions placed on the securities by the Issuer.

I am not in possession, or aware of, any material non-public information concerning the business, operations or prospects of the Issuer and I will not be in possession of, or aware of, any such information at the time of placing any order with respect to these securities.  I confirm that I have requested you to sell such securities for personal reasons and not because of any information which I may have with respect to the Issuer or its current or prospective operations.  If I become aware of any such information prior to the completion of the sale, I will immediately notify you to suspend further sales until such information has been disseminated to the public.

I am not aware of any facts or circumstances indicating that I am an “underwriter” of these securities or that this sale is part of a “distribution” of these securities as those terms are defined in or applied under the Securities Act of 1933.

I agree to indemnify you for any damages you may incur as a result of unavailability of the exemption provided by Rule 144 from the registration requirements of the Securities Act of 1933 or as a result of the transfer agent refusing or delaying the transfer of these securities.

If I am an “affiliate” of the Issuer (as defined above) or was an affiliate of the Issuer at any time during the 90 days immediately before the proposed sale, I also represent the following:

I agree to sell either through you as a broker or to you as “riskless principal” (as that term is defined in Rule 144(f)) or as “market maker” (as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934).  I have no present intention to sell additional securities of the Issuer through any other means.

I have not made and do not propose to make any payment in connection with the execution of the transaction, except the usual and customary broker’s commissions or dealer’s charges to you.  I have not solicited or arranged for the solicitation of orders to buy in anticipation of or in connection with the proposed sale.

During the term of the Plan, I will not, nor will I permit any person whose sales must be aggregated with mine as provided in Paragraphs (a) and (e) of Rule 144 to, without your prior written consent, sell any securities of the Issuer to the extent such sales would be aggregated with sales pursuant to the Plan.  To the extent required by Rule 144, each three months during the term of the Plan, I will complete Form 144 and either (i) give it to you for concurrent filing with the SEC, and the primary exchange on which the Securities trade, if required; or (ii) file the Form 144 with the SEC, and the primary exchange, if required, under Rule 144 and promptly provide you a true copy of the form which I have filed.

The securities that I hereby propose to sell, together with all sales made by me and by any person whose sale(s) must be aggregated with mine as provided in Paragraphs (a) and (e) of Rule 144 during the three months prior to the date of this sale, do not and will not exceed the greater of either 1% of the outstanding securities of this Issuer, or the average weekly volume in the securities for the past four full calendar weeks prior to the date of this sale (the applicable volume is that reported on all national securities exchanges, pursuant to an “effective transaction reporting plan,” or pursuant to an “effective national market system plan” (as those terms are defined in Rule 600 of the Securities Exchange Act of 1934)).

As used in this letter, the term “person” has the same meaning as defined in Rule 144(a)(2) and includes the following:

•                  My spouse or any relative of mine or of my spouse who resides in the same household as myself;

•                  Any trust or estate in which I and/or any person referred to in clause (i) collectively own 10 percent or more of the total beneficial interest or of which I or any such persons serve as trustee, executor, or in any similar capacity; and

•                  Any corporation or other organization (other than the Issuer) in which I and/or any persons specified in clause (i) beneficially own 10 percent or more of any class of equity securities or of the equity interest.

In the three months prior to the date of this sale, I, together with any person whose sales must be aggregated with mine (check one):

☐                                                                                    have not sold, gifted, pledged, or donated, any securities of the Issuer; or

☐                                                                                    have sold, gifted, pledged, or donated (quantity)               shares of the (class)                securities of the Issuer.

In addition, (check one):

☐                                    I hereby deliver to you a signed copy of Form 144 (Notice of Proposed Sale of Securities Pursuant to Rule 144), if required, covering the above sale, three copies of which have been mailed to the SEC and, if the stock is listed on a national securities exchange, a copy of Form 144 has been mailed to that exchange.

☐                                    I hereby deliver to you sufficient signed copies of the Form 144, if required, to be filed by you simultaneously with or prior to the sale.

I have a bona fide intention to sell these securities within a reasonable time after the transmittal of Form 144 to the SEC.  If these securities have not been sold within 90 days of such date, I understand a new filing will be required.

I hereby authorize you, if you deem it necessary, to contact my attorney, (name and telephone number)                                                                    , the Issuer, its transfer agent, and their agents and representatives concerning this transaction.  I hereby confirm that all of the information contained in this letter and in Form 144, if required, is true and correct, and can be relied on by you and the above persons.  I also agree to notify you promptly of any changes in the facts set forth in this letter.

Account Number	Print Name of Seller

Date	Signature of Seller

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 144 NOTICE OF PROPOSED SALE OF SECURITIES PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933						OMB APPROVAL
OMB Number: 3235-0101 Expires: February 28, 2014 Estimated average burden hours per response . . . 1.00
SEC USE ONLY
DOCUMENT SEQUENCE NO.

CUSIP NUMBER
ATTENTION:	Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.
1 (a) NAME OF ISSUER (Please type or print)		(b) IRS IDENT. NO.		(c) S.E.C. FILE NO.		WORK LOCATION

1 (d)	ADDRESS OF ISSUER	STREET	CITY		STATE	ZIP CODE	(e) TELEPHONE NO.
						AREA CODE	NUMBER

2 (a)	NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD	(b)	RELATIONSHIP TO ISSUER	(c)	ADDRESS STREET	CITY	STATE	ZIP CODE

INSTRUCTION:  The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the S.E.C. File Number.

3 (a)	Title of the Class of Securities To Be Sold	(b)	Name and Address of Each Broker Through Whom the Securities are to be Offered or Each Market Maker who is Acquiring the Securities	SEC USE ONLY	(c)	Number of Shares or Other Units To Be Sold (See instr. 3(c))	(d)	Aggregate Market Value (See instr. 3(d))	(e)	Number of Shares or Other Units Outstanding (See instr. 3(e))	(f)	Approximate Date of Sale (See instr. 3(f)) (MO. DAY YR.)	(g)	Name of Each Securities Exchange (See instr. 3(g))
Broker-Dealer File Number
Barclays Capital, Inc 200 Park Ave, 4th Floor New York, NY 10166

INSTRUCTIONS:

1.	(a)	Name of issuer	3.	(a)	Title of the class of securities to be sold
	(b)	Issuer’s I.R.S. Identification Number		(b)	Name and address of each broker through whom the securities are intended to be sold
	(c)	Issuer’s S.E.C. file number, if any		(c)	Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
	(d)	Issuer’s address, including zip code		(d)	Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
	(e)	Issuer’s telephone number, including area code		(e)	Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
				(f)	Approximate date on which the securities are to be sold
2.	(a)	Name of person for whose account the securities are to be sold		(g)	Name of each securities exchange, if any, on which the securities are intended to be sold
	(b)	Such person’s relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
	(c)	Such person’s address, including zip code

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1147 (08-07)

TABLE I –– SECURITIES TO BE SOLD

Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

Title of the Class	Date you Acquired	Nature of Acquisition Transaction	Name of Person from Whom Acquired (If gift, also give date donor acquired)	Amount of Securities Acquired	Date of Payment	Nature of Payment

INSTRUCTIONS:

If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

TABLE II –– SECURITIES SOLD DURING THE PAST 3 MONTHS

Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.

Name and Address of Seller	Title of Securities Sold	Date of Sale	Amount of Securities Sold	Gross Proceeds

REMARKS:

INSTRUCTIONS:	ATTENTION:

See the definition of “person” in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed. If such person has adopted a written trading plan or given trading instructions to satisfy Rule 10b5-1 under the Exchange Act, by signing the form and indicating the date that the plan was adopted or the instruction given, that person makes such representation as of the plan adoption or instruction date.

DATE OF NOTICE	(SIGNATURE)

The notice shall be signed by the person for whose account the securities are to be sold.  At least one copy of the notice shall be manually signed.  Any copies not manually signed shall bear typed or printed signatures.

DATE OF PLAN ADOPTION OR GIVING OF INSTRUCTION, IF RELYING ON RULE 10B5-1

ATTENTION: Intentional misstatements or omission of facts constitute Federal Criminal Violations (See 18 U.S.C. 1001)

SEC 1147 (02-08)